Exhibit 99.1

CONTACT

Norma I. Salcido

Director of Marketing & Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

investor.relations @ftgx.com

FiberNet Reports First Quarter 2009 Results

First Quarter of 2009 Revenues Increase 15.2% and EBITDA Increases 21.3% Over Comparable Period in 2008

NEW YORK – May 15, 2009 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 increased to $15.6 million, up 15.2% from $13.6 million for the first quarter of 2008 and up 1.3% from $15.4 million for the fourth quarter of 2008.

EBITDA (as defined) for the first quarter of 2009 was $3.2 million, up 21.3% from $2.6 million for the first quarter of 2008 and up 2.2% from $3.1 million for the fourth quarter of 2008.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the first quarter of 2009, revenues from transport and colocation services grew by 16.0% over the first quarter of 2008.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 76.7% of total revenues generated in the first quarter of 2009. On-net transport revenues were 45.3% and off-net transport revenues were 31.4% of total revenues.

Colocation services represented 22.7% of total revenue generated in the first quarter of 2009. Colocation revenues increased by 15.9% from the first quarter of 2008 and by 2.6% from the fourth quarter of 2008. Off-net transport revenues were the fastest growing area for the Company in the first quarter of 2009, increasing by 21.0% in the first quarter of 2009 from the first quarter of 2008 and by 2.1% from the fourth quarter of 2008.

FiberNet’s customer count also increased to 296 as of March 31, 2009, up from 265 at the end of the first quarter of 2008.

Jon A. DeLuca, President and CEO, stated, “We are proud of our results for the first quarter of this year. As we navigate a challenging economic environment, our financial performance confirms the value that we are providing to our customers. We are particularly pleased with the strong cash flow generation of our business, as well.”

Cost of services for the first quarter of 2009 was $8.1 million, compared to $6.9 million for the first quarter of 2008 and $7.4 million for the fourth quarter of 2008.

Selling, general and administrative expenses for the first quarter of 2009 were $4.7 million, compared to $4.4 million in the first quarter of 2008 and $5.3 million in the fourth quarter of 2008.

The net loss applicable to common stockholders for the first quarter of 2009 was $(0.2) million, or $(0.03) per share, compared to $(0.6) million, or $(0.08) per share, for the first quarter of 2008. The net loss applicable to common stockholders for the fourth quarter of 2008 was $(73,000) or $(0.01) per share.

Capital expenditures for the first quarter of 2009 were $0.7 million, compared to $3.2 million in the fourth quarter of 2008 and $1.1 million in the first quarter of 2008. More specifically for first quarter of 2009, $0.6 million was invested for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $0.1 million were invested in national network expansion projects. These projects include capacity expansions to the Company’s metro networks in New York / New Jersey and Los Angeles, a capacity expansion to its metro Ethernet network and an extension of its network reach to the new markets of Chicago, Miami and San Francisco. For 2009, the Company expects to invest approximately $4.0 million in general capital expenditures, and $1.5 million in colocation expansion projects.

As of March 31, 2009, FiberNet had total assets of $68.7 million and total stockholders’ equity of $37.3 million. As of May 15, 2009, the Company had approximately 7.7 million shares of common stock outstanding or 8.1 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.4 million outstanding options and warrants, approximately 0.1 million are out-of-the-money as of May 15, 2009.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of March 31, 2009, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Friday, May 15, 2009, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-659-1942 and enter pass code 94535176, and from outside the U.S. call 617-614-2710 and enter the pass code.

A replay of the teleconference will be available beginning Friday, May 15, 2009 at 1:00 p.m. EDT through Friday, May 29, 2009. To listen to the replay by phone, call 888-286-8010 and enter pass code 33359080, and from outside the U.S. call 617-801-6888 and enter the pass code.

A webcast of the call will also be held today, beginning at 11:00 a.m. EDT. To listen, go to http://www.ftgx.com/investors-press/events/. The 1st quarter 2009 earnings results webcast will be archived for one year.

About FiberNet Telecom Group, Inc.

Celebrating its 10th anniversary, FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago and Miami, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 18, 2009.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	March 31, 2009	March 31, 2008	December 31, 2008
Calculation of EBITDA (as defined):

Net loss	$(229)	$(614)	$(73)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	386	347	368
Depreciation and amortization	2,653	2,439	2,426

Income taxes (1)	62	62	62

Interest expense, net	287	370	309

EBITDA (as defined)	$3,159	$2,604	$3,092

(1)	Quarterly effect of reclassification of incomes tax provisions.

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended March 31,
	2009	2008
Revenues	$15,618	$13,556

Operating expenses:

Cost of services (exclusive of items shown separately below)	8,112	6,889

Selling, general and administrative expense	4,733	4,410

Depreciation and amortization	2,653	2,439

Total operating expenses	15,498	13,738

Income (Loss) from operations	120	(182)

Interest income	1	47

Interest expense	(288)	(417)

Net loss before provision for income taxes	$(167)	$(552)

Provision for income taxes	(62)	(62)

Net loss	$(229)	$(614)

Net loss per share—basic and diluted	$(0.03)	$(0.08)

Weighted average shares outstanding—basic and diluted	7,510	7,578

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS

Current Assets:

Cash and cash equivalents	$9,115	$5,992

Accounts receivable, net of allowance of $861	4,107	4,841

Prepaid expenses	557	587

Total current assets	13,779	11,420

Property, plant and equipment, net	51,692	52,579

Other Assets:

Deferred charges, net of accumulated amortization of $413 and $362	614	665

Goodwill	1,613	1,613

Other assets	952	900

TOTAL ASSETS	$68,650	$67,177

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$4,464	$3,064

Accrued expenses	5,108	5,572

Notes payable, current portion	1,889	1,750

Deferred revenues, current portion	1,173	1,200

Total current liabilities	12,634	11,586

Long-Term Liabilities:

Notes payable	12,320	11,550

Deferred revenue, long-term	3,515	3,578

Other long-term liabilities	2,867	2,783

Total Long-Term Liabilities	18,702	17,911

Total Liabilities	31,336	29,497

	March 31, 2009	December 31, 2008
	(unaudited)
Stockholders’ Equity:

Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,678,579 and 7,422,918 shares issued and outstanding	8	7

Additional paid-in-capital	445,056	445,238

Deferred rent (warrants)	(1,169)	(1,213)

Accumulated deficit	(406,581)	(406,352)

Total stockholders’ equity	37,314	37,680

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,650	$67,177

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:

Net loss	$(229)	$(614)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	2,653	2,439

Stock related expense	386	347

Deferred rent expense	43	43

Other non-cash items	52	49

Change in assets and liabilities:

Decrease (Increase) in accounts receivables	734	(232)

Decrease in prepaid expenses	29	59

(Increase) decrease in other assets	(82)	1

Increase in accounts payable	318	51

Decrease in accrued expenses and other long-term liabilities	(380)	(733)

Decrease in deferred revenues	(91)	(220)

Cash provided by operating activities	3,433	1,190

Cash flows from investing activities:

Common stock repurchases	(565)	(1,529)

Capital expenditures	(654)	(1,130)

Cash used in investing activities	(1,219)	(2,659)

Cash flows from financing activities:

Proceeds from debt financings	1,500	—

Repayment of debt financings	(591)	—

Payment of financing costs of debt financings	—	(22)

Cash provided by (used in) financing activities	909	(22)

	Three months ended March 31,
	2009	2008
Net increase (decrease) in cash and cash equivalents	3,123	(1,491)

Cash and cash equivalents at beginning of period	5,992	8,220

Cash and cash equivalents at end of period	$9,115	$6,729

Supplemental disclosures of cash flow information:

Interest paid	$249	$662

Income taxes paid	$166	$154

Acquisition of property, plant, and equipment not paid	$1,081	$1,302

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